Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SOLSYNC SOLUTIONS PARTNERSHIP

PARKER WHITE

and

DEFI DEVELOPMENT CORP.

dated as of

May 1, 2025

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 1, 2025, is entered into by and among Solsync Solutions Partnership, an Alaska general partnership (“Seller”), Parker White, the sole partner of the Seller (the “Owner”), and DeFi Development Corp., a Delaware corporation (F/K/A Janover Inc.) and 100% owner of the Buyer (“DeFi” or “Buyer”). Seller, Owner, and Buyer shall hereinafter be referred to as the “Party” or “Parties.” Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Appendix A.

RECITALS

WHEREAS, Owner is an executive officer and controlling stockholder of Buyer within the definition of such term under Delaware General Corporation Law Section 144(e)(2);

WHEREAS, on April 14, 2025, the Board of Directors of the Buyer (the “Board”) approved the formation of a special committee of the Board consisting only of independent and disinterested directors of Buyer (the “Special Committee”) and delegated authority to the Special Committee to, among other things, consider and evaluate the advisability of the transaction contemplated by this Agreement and to make a recommendation to the Board as to whether the Company should enter into this Agreement and consummate such transactions;

WHEREAS, the Special Committee has unanimously determined and empowered the Board to enter into this Agreement and consummate the current transaction and the Purchase Price (as defined below) associated with the current transaction, and any amendments thereof;

WHEREAS, Seller is a “validator” on the Solana blockchain ecosystem and operates two nodes under the names “BullMoose Systems” and “Strawberry Siren” (the “Business”), which Business generates revenue through “stakes rewards” and commissions by operating the validator nodes; and

WHEREAS, subject to and upon the terms and conditions set forth herein, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities, as hereinafter defined), all of Seller’s right, title, and interest in and to the Purchased Assets (as defined herein) owned by Seller and used in connection with the Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall accept and purchase all of Seller’s, right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, relating to the Business as the same shall exist as of the Closing Date, including, without limitation, the assets, properties and rights of the Seller reflected in Schedule A attached hereto (the “Purchased Assets”).

(ii) The Purchased Assets shall include, without limitation, all of Seller’s (a) intellectual property, websites, web applications, social media, blockchain keys, repository codes, revenue streams, and all payment accounts linked thereto, and all of its other tangible and intangible assets not in the production environment, and (b) any and all contracts, agreements, licenses and sublicenses related to the ownership or operation of the Purchased Assets, (c) phone numbers and domain names related to the Purchased Assets, and (d) all goodwill associated with the Business and the Purchased Assets; provided, however, that the Purchased Assets shall not include the Excluded Assets.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell: (a) contracts that are not Assigned Contracts; (b) the consideration paid and to be paid to Seller pursuant to this Agreement; (c) all rights of Seller under this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); (d) all cash, cash equivalents, bank accounts and credit card accounts of Seller; (e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records (to the extent Seller is required to retain such files or records under applicable law), and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain; (f) all employee benefit plans of Seller and trusts or other assets attributable thereto; (g) all Tax assets (including duty and Tax refunds and prepayments) of Seller; (h) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise; and (i) those other assets which are listed in the Schedule of Excluded Assets attached hereto as Schedule B (the foregoing clauses (a) – (i) collectively, the “Excluded Assets”).

Section 1.02 Liabilities.

(a) Assumed Liabilities. Commencing on the Closing Date (as defined below), Buyer shall assume, pay, and perform: the liabilities and obligations arising after the Closing, or are required to be performed after the Closing, under the Purchased Assets, but only to the extent that such liabilities and obligations (i) arise under the Assigned Contracts listed on Schedule A and (ii) do not relate to any breach, default or violation of or by the Seller on or prior to the Closing (collectively (a)(i) and (a)(ii), the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer will not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created. “Assigned Contracts” means the Contracts to which Seller is a party that are used by the Seller in conducting the Business or relating to the Business and are listed on Schedule A hereto, if any.

(b) Excluded Liabilities: Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained by the Seller, and Buyer shall not be responsible to pay, perform, or discharge the Excluded Liabilities. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations of Seller, including (i) any liability of the Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because the Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of the Seller for taxes, including liability of the Seller for taxes of any person other than the Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money or credit card payables, (iv) any liability of Seller arising out of any threatened or pending litigation or other claim, (v) any liability of Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (vi) any liabilities of Seller to the Owner or any other partner of the Seller, their affiliates or any other current or former partner or other equity owners of Seller, (vii) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, (viii) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller and (ix) any other liability arising out of or relating to the operation of the Business by Seller prior to the Closing or Seller’s leasing, ownership or operation of the Purchased Assets. All Excluded Liabilities shall be the responsibility of Seller, and Seller agrees to indemnify and hold the Buyer harmless against any Excluded Liabilities in accordance with Article VII below.

Section 1.03 Purchase Price.

(a) In consideration for the sale, assignment and delivery of the Purchased Assets, the Buyer shall pay the aggregate purchase price of $3,500,000 for the Purchased Assets (the “Purchase Price”), payable in accordance with Sections 1.03(b), 1.04 and 1.05, below.

(b) The Purchase Price for the Purchased Assets shall contain the following components and be payable as follows:

(i) Cash Payment at Closing. At the Closing, the Buyer shall pay to the Seller Five Hundred Thousand Dollars ($500,000) by certified check or wire transfer in immediately available funds (the “Cash Portion”).

(ii) Equity Payment. At the Closing (subject to the shares being held in escrow as set forth in Section 1.03(c) below), the Buyer shall deliver to the Seller 86,412 shares of the Buyer’s common stock (the “Buyer Shares”), which is based upon a purchase price of Three Million Dollars ($3,000,000) divided by $34.72 (which is the daily volume-weighted average price (VWAP) of Buyer’s common stock on the Nasdaq Capital Market for the period from April 7, 2025 through the Closing Date (the “VWAP Measurement Period”), as reported on Bloomberg (such VWAP price being hereinafter sometimes referred to as the “Closing Per Share Purchase Price”). The Buyer Shares will be subject to a lock-up as set forth in Section 5.07, pursuant to which Seller shall not, during the six (6) month period commencing on the Closing Date, sell any of the Buyer Shares. The Buyer Shares will be issued according to applicable regulatory and compliance requirements. The Buyer Shares shall not be registered under the Securities Act and shall be deemed to be “restricted securities” (as that term is defined in Rule 144) and carry no registration rights that require the filing of any registration statement in connection with their issuance.

Section 1.04 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an Allocation Schedule (the “Allocation Schedule”) that shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within one hundred twenty (120) days following the Closing Date, such dispute shall be resolved by a mutually agreeable independent accounting firm (the “Independent Auditor”). The fees and expenses of the Independent Auditor shall be borne by Buyer and Seller based on the percentage that the Independent Auditor’s determination (before such allocation) bears to the total amount of the items in dispute as originally submitted for adjudication. Buyer and Seller shall file all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) and information reports in a manner consistent with the definitive Allocation Schedule as determined or resolved by mutual agreement or the Independent Auditor in accordance with the foregoing. For the avoidance of doubt, all payments and adjustments made under this Section 1.04 shall constitute an adjustment to the Purchase Price.

Section 1.05 Further Cooperation. From time to time after the Closing, the Parties, at each other’s reasonable request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as a party may reasonably request that are necessary to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

ARTICLE II
Closing

Section 2.01 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the law offices of Sichenzia Ross Ference Carmel, LLP, counsel to the Buyer or remotely by exchange of documents and signatures (or their electronic counterparts), at the time or other place as determined by the Parties and subject to the Buyer’s and Seller’s receipt of the deliverables described in Section 2.02 (the “Closing Date”).

Section 2.02 Closing Deliverables.

(a) Seller shall deliver to the Buyer at or before the Closing Date the following documents:

(i) a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”), duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assumption by Buyer of the Assumed Liabilities;

(iii) the Intellectual Property Assignment substantially in the form attached hereto as Exhibit C (the “Intellectual Property Assignment”), duly executed by Seller, effecting the assignment to Buyer of the Intellectual Property Assets, which Intellectual Property Assignment Seller shall cause to be recorded in the U.S. Patent and Trademark Office promptly on or after the Closing Date;

(iv) a list of all user access credentials and passwords applicable to the operation of the Business or the use of the Purchased Assets;

(v) delivery of all source code and related electronic files related to any Purchased Asset;

(vi) a duly executed Officer’s Certificate of the Seller substantially in the form of Exhibit D attached hereto;

(vii) copies of all consents, approvals, waivers and authorizations referred to in Section 3.04 of the Disclosure Schedules, if any; and

(viii) such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Cash Portion of the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two business days prior to the Closing Date;

(ii) Instructions to the Company’s transfer agent to issue the Buyer Shares registered in the names of Seller and/or in the names and amounts of its designees as set forth in Section 1.03(b)(ii) of this Agreement;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Intellectual Property Assignment duly executed by Buyer;

(v) a duly executed Buyer Officer’s Certificate substantially in the form of Exhibit E attached hereto; and

(vi) such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to the transactions contemplated by this Agreement.

Section 2.03 Conditions to Closing. The Closing is subject to the conditions precedent set forth in Article VI herein.

ARTICLE III
Representations and warranties of Seller AND THE OWNER

The Seller and the Owner, jointly and severally, represent and warrant to the Buyer as of the date hereof as follows, except as set forth in the disclosure schedules to be delivered by Seller and attached to this Agreement (the “Disclosure Schedules”). The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 3 and will provide exceptions to the representations and warranties contained in Section 3 whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 3.

Section 3.01 Organization; Subsidiaries; Ownership of Seller. The Seller is a general partnership duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Seller does not have any subsidiaries. The Seller is not a participant in any joint venture, partnership or similar arrangement. Except for the Owner, no other person(s)/entities own any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller.

Section 3.02 Binding Obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Seller has obtained all necessary partnership or other approvals required by its organization or formation documents or pursuant to any limited liability company operating agreement or similar document governing the management of the Seller or any voting rights therein (collectively, the “Governing Documents”). The Seller has duly authorized the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and to carry out and consummate the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any Governing Document (as amended), or other comparable agreements or constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller or to any of its respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

Section 3.03 Purchased Assets. Except for Excluded Assets, the Purchased Assets consist of all assets which are used by the Seller in the Business as conducted by Seller immediately prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 3.04 No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or breach any provision of the Governing Documents of Seller; (ii) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, other than the Permitted Encumbrances; (iii) violate any Law of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction (each, a “Governmental Authority”), as such Law applies to the Business or any of the Purchased Assets; (iv) conflict with, violate or breach, constitute a default under or result in the acceleration of any Assigned Contract; or (v) require the approval or consent of, or any notice to, any Governmental Authority or other Person (including, without limitation, any party to any of the Assigned Contracts); except, in the cases of clauses (iii), (iv) and (v), where such conflict, violation, breach, default, acceleration or failure to obtain consent or give notice (as applicable) would not have a Material Adverse Effect. For purposes of this Agreement: (i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; and (iii) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Business taken as a whole.

Section 3.05 Intellectual Property. Schedule A lists (i) all Intellectual Property and Intellectual Property Registrations and (ii) all Intellectual Property Agreements. Except as set forth on Schedule A, neither the Seller nor the Owner or any of their Affiliates have any patents, trademarks, copyrights or other material intellectual property rights that are used in the Business. Except as set forth on Schedule A: (i) Seller owns or has the unrestricted right to use, transfer, assign, and exploit all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements, and (ii) the Intellectual Property Assets constitutes all the Intellectual Property currently required and used by Buyer to conduct the Business as presently conducted.

Seller has not received any notice from any other Person that: (i) the conduct of the Business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person; and (ii) another Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. The Seller is not aware of any Actions pending or threatened against or by the Seller relating to or affecting the Intellectual Property Assets. For purposes of this Agreement:

(a) “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade secrets, know-how and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) patents and patent applications; (iv) rights of publicity; and (v) domain names and websites, product designs and engineering designs and applications.

(b) “Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which any other Person grants Seller, or Seller grants any other Person, exclusive or non-exclusive rights or interests in or to any Intellectual Property Assets.

(c) “Intellectual Property Assets” means all Intellectual Property that is (A) owned by Seller (or any Affiliate of Seller), (B) used in the conduct of the Business, including the Intellectual Property Registrations set forth on Schedule A, and (C) is not an Excluded Asset.

(d) “Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any governmental authority or authorized private registrar in any jurisdiction, including registered trademarks, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

Section 3.06 Information Systems. Schedule 3.06 lists the information systems (including operating systems, software, applications and databases) used in the conduct of the Business and/or that are related to the Business or any Purchased Assets including, without limitation, any private keys (the “Information Systems”).

Section 3.07 Title to Purchased Assets; Tangible Personal Property. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of any mortgage, lien, charge, adverse claim of third parties, pledge, security interest or other encumbrance of any kind (each, an “Encumbrance”), except for: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (d) other immaterial imperfections of title or other Encumbrances, if any, that would not have a Material Adverse Effect (collectively, the “Permitted Encumbrances”). The Tangible Personal Property constitutes all the machinery, data centers, tools, equipment and other tangible personal property currently required and used by Seller to conduct the Business as presently conducted.

Section 3.08 Contracts. The Seller is not a party to or bound by any lease, agreement, contract or other commitment that is related to the operation of the Business or the ownership or use of the Purchased Assets which involves the payment or receipt of more than $1,000 per year or that is not cancelable by the Seller on less than 30 days’ notice (collectively, the “Contracts”). Each Assigned Contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Assigned Contracts. All Assigned Contracts are in the name of the Seller, and all Assigned Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing. All of the Assigned Contracts, if any, are in full force and effect, and Seller is not in breach of or default under any Assigned Contract.

Section 3.09 Legal Proceedings; Governmental Orders. There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to Seller’s Knowledge (as defined below), threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. There are no outstanding judgments, orders, injunctions, decrees or awards outstanding (whether rendered by a court, administrative agency or arbitrator) against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. “Knowledge” as used in this Agreement means the actual knowledge, after reasonable inquiry, of the Owner.

Section 3.10 Compliance with Laws. Seller and the Business are in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 3.11 Taxes. Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. The representations and warranties set forth in this Section 3.11 is/are Seller’s sole and exclusive representations and warranties regarding such Tax matters. The term “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

Section 3.12 Absence of Undisclosed Liabilities. Seller does not have any liability or obligation (including for indebtedness or borrowed money) related to the Business or the Purchased Assets.

Section 3.13 Investment. The Buyer Shares being acquired by the Seller pursuant to Section 1.03(b)(ii) are for Seller’s own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Buyer Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Act”). The Seller has sufficient Knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Buyer Shares and is an “accredited investor” as that term is defined in Regulation D under the Act. The Seller has reviewed copies of such documents and other information as the Seller has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Buyer Shares. The Seller understands that the Buyer Shares may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Shares or an available exemption from registration under the Act, the Buyer Shares must be held indefinitely. Further, the Seller understands and has the financial capability of assuming the economic risk of an investment in the Buyer Shares for an indefinite period of time. The Seller has been advised by Buyer that the Seller will not be able to dispose of the Buyer Shares, or any interest therein, without first complying with the relevant provisions of the Act and any applicable state securities laws. The Seller understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Buyer Shares. The Seller acknowledges that the Buyer is under no obligation to register the Buyer Shares or to furnish any information or take any other action to assist the Seller in complying with the terms and conditions of any exemption which might be available under the Act or any state securities laws with respect to sales of the Buyer Shares in the future.

Section 3.14 Brokerage. There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

Section 3.15 Affiliate Transactions. No employee, officer, director or partner of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller that pertains to the operation of the Business or the ownership or use of the Purchased Assets (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the Business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

Section 3.16 [Reserved].

Section 3.17 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither the Seller, the Owner nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Business, the Purchased Assets or the Assumed Liabilities furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material delivered to Buyer by or on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law. For purposes of this Agreement, “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02 Powers; Execution. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party (the “Buyer Transaction Documents”), to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Buyer Transaction Documents have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Buyer Transaction Documents constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy or similar Laws affecting creditors’ rights generally.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate or breach any provision of the organizational documents of Buyer; (b) violate any Law of any Governmental Authority, as such Law applies to Buyer; (c) conflict with, violate or breach, constitute a default under or result in the acceleration of any Contract to which Buyer is a party; or (d) require the approval or consent of, or any notice to, any Governmental Authority or other Person (including, without limitation, any party to a Contract to which Buyer is a party); except, in the cases of clauses (b), (c) and (d), where such conflict, violation, breach, default, acceleration or failure to obtain consent or give notice (as applicable) would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.04 Buyer Shares. All Buyer Shares have been duly authorized, shall be validly issued, fully paid and non-assessable, and free of any liens and Encumbrances except for restrictions on transfer provided for herein or applicable federal and state securities laws, provided that no such restrictions on transfer shall prevent or restrict the Seller from distributing or transferring any of the Buyer Shares to the holders of capital stock of Seller in connection with, or in preparation for, the liquidation and dissolution of Seller.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements, or the acts or omissions, made by or on behalf of Buyer.

Section 4.06 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer (including any information, documents, or material delivered to Seller by or on behalf of Buyer for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby).

ARTICLE V
Covenants

Section 5.01 Non-Assignable Contracts. The Seller shall, during the remaining term of each Non-Assignable Contract (i.e., Assigned Contracts that require third-party consents for assignment that have not been obtained by the Seller prior to or as of the Closing, and as are listed in Schedule A), use commercially reasonable efforts to (a) obtain the consent of the third parties required thereunder, (b) make the benefit of such Non-Assignable Contract available to the Buyer so long as the Buyer fully cooperates with the Seller and promptly reimburses the Seller for all payments made by the Seller (with the prior written approval of the Buyer) in connection therewith and (c) enforce, at the request of the Buyer and at the sole expense and for the account of the Buyer, any right of the Seller arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). The Seller shall not take any action or suffer any omission that could limit, restrict or terminate in any material respect the benefits to the Buyer of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to the Buyer, the Seller is (a) ordered to do so by a Governmental Authority or body of competent jurisdiction or (b) otherwise required to do so by Law; provided, however, that if any such order is appealable, the Seller shall, at the Buyer’s sole cost and expense, take such reasonable actions as are requested by the Buyer to file and pursue such appeal and to obtain a stay of such order. Nothing in this Agreement or the Assignment and Assumption Agreement shall constitute a sale, assignment, transfer or conveyance to, or assumption by, the Buyer of the Non-Assignable Contracts. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Buyer is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to the Buyer within five (5) Business Days following receipt of such approval or consent. Following the Closing, Buyer shall directly pay, or at the option of Seller, reimburse Seller, in advance, for all payments made by Seller in connection with any Non-Assignable Contracts.

Section 5.02 Non-Assignable Assets. This Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (a) violates applicable Law; or (b) requires the consent or waiver of another Person which has not been obtained prior to the Closing. In the event any such consent or waiver is not obtained on or prior to the Closing, following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or obtain a release, substitution or amendment with respect to an Assigned Contract that cannot be transferred; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, waiver, release, substitution or amendment is obtained, Seller shall sell, assign and transfer to Buyer the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates without requiring any additional consideration from the Buyer. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment or transfer shall be paid by Seller in accordance with this Section 5.02. To the extent that any Purchased Asset or an Assumed Liability cannot be transferred to Buyer pursuant to this Section 5.02 (and as are listed in Schedule 5.02), Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing. Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, without any additional expense to the Buyer, hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller from and after the Closing Date, to the extent related to such Purchased Asset in connection with the arrangements under this Section 5.02. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

Section 5.03 Public Announcements. Seller and Buyer shall not issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law, or unless such disclosure is made by the Buyer or its Affiliates following the execution of the Transaction Documents and the Closing. The Seller acknowledges that the Buyer may be required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Buyer may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Buyer’s next Quarterly Report on Form 10-Q. The parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business.

Section 5.04 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business or the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Seller acknowledges and agrees that any breach of Section 5.04 by it will cause the Buyer irreparable injury and damage. Therefore, Buyer shall be entitled to seek injunctive or other equitable relief to secure enforcement of any part of this Section 5.04. Nothing herein shall be construed as a waiver by either party hereto of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any breach or any otherwise wrongful act or omission by the other party.

Section 5.05 Transfer Taxes. Notwithstanding anything to the contrary, all transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (other than the Employment Agreement) to which Seller is a party, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.06 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated hereby (except that the Buyer shall have no obligation to take or consent to the taking of any action required by any such Governmental Authority that could adversely affect the business of the Seller, the Purchased Assets or the transactions contemplated by this Agreement or the Buyer related agreements). The Seller shall furnish to the Buyer all information required for any application or other filing to be made by the Seller pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b) Each Party shall promptly notify the other party of (and provide written copies of) any communications from or with any Governmental Authority in connection with the transactions contemplated hereby;

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby;

(d) The Seller shall give all notices to third parties and use its best efforts (in consultation with the Buyer) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date; and

(e) The Seller, the Owner and the Buyer, as applicable, shall use their commercial best efforts to cause the conditions in Article VI to be satisfied.

Section 5.07 Transfer Restrictions.

(a) Seller covenants that (i) it currently has no plans or agreements to distribute the Buyer Shares to the Owner, and that (ii) the Buyer Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Buyer Shares, other than pursuant to an effective registration statement or as set forth below, Buyer may require the transferor to provide to Buyer an opinion of counsel selected by the transferor to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, Buyer hereby consents to and agrees to register on the books of Buyer and with its transfer agent, without any such legal opinion, except to the extent that the transfer agent requests such legal opinion, any transfer of Buyer Shares by the Seller to an Affiliate, stockholder or debt holder of the Seller, provided that the transferee certifies to Buyer that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and provided that such transferee does not request any removal of any existing legends on any certificate evidencing the Buyer Shares. Notwithstanding anything set forth in this Section 5.07 to the contrary, the Seller agrees not to sell, transfer or assign any of the Buyer Shares for a period of six (6) months after the Closing Date.

(b) The Seller agrees to the imprinting, so long as is required by this Section 5.07(b) but subject to Section 5.07(a), of the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

Section 5.08 Liabilities for Taxes in Straddle Periods. With respect to Seller’ Liability for Taxes for any Straddle Period, (a) all Taxes (other than sales, gross receipts, net income, or any other income statement item) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and Post-Closing Tax Period, respectively, and (b) all other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a “closing of the books basis” by assuming that the books of the relevant Seller entity were closed at the end of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such periods on a daily basis as applicable. For purposes of this Agreement, all Taxes related to the Purchased Assets incurred for any taxable period (or portion thereof) that ends before or on the Closing Date (including, without limitation, any income, gain, loss, or deduction resulting from the transactions contemplated by this Agreement and the portion of any personal property, real property or ad valorem Taxes allocable to a taxable period (or portion thereof) ending before or on the Closing Date) shall be Seller’s Liability, and any such Taxes related to the Purchased Assets incurred for any taxable period (or portion thereof) that begins after the Closing Date shall be a Buyer’s Liability. For purposes of this Agreement, (i) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date; (ii) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date; and (iii) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

Section 5.09 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

Section 5.10 Non-Competition.

(a) During the Restricted Period (as defined below), neither Seller nor the Owner, without the prior written consent of Buyer, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any country. This Section 5.10(a) will not be violated, however, by Seller’s or Owner’s investment of up to 2% of the voting shares in the aggregate in one or more publicly-traded companies that engage in a Competing Business. “Competing Business” means a business or enterprise (other than Buyer or its subsidiaries) engaged in any business directly competing with the business of Buyer as currently conducted after giving effect to the transactions set forth herein (the “Restricted Activities”). “Restricted Period” means the thirty (36) months following the Closing Date.

(b) Each Party acknowledges that a breach or threatened breach of this Section 5.10 would give rise to irreparable harm to the non-breaching party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by such party of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Each Party acknowledges that the restrictions contained in this Section 5.10 are reasonable and necessary to protect the legitimate interests of the parties hereto and constitute a material inducement to each party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 5.10 are severable and distinct. The invalidity or unenforceability of any such covenant as written shall not invalidate or render unenforceable the remaining covenants of this Section 5.10, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant in any other jurisdiction.

Section 5.11 Transfer of Information Services. After the Closing, Seller and Owner shall cooperate with Buyer for a smooth transition of all Information Systems, including login information and passwords, software, applications, cloud services and related support, related to the Business and the Purchased Assets. Seller and Owner will cooperate in the physical transfer to Buyer of the underlying software code and any other Information Systems included in or related to the Business and the Purchased Assets within 30 days of the Closing Date.

Section 5.12 Access Pending Closing. During the period from the date hereof to the Closing Date (the “Pre-Closing Period”), the Seller shall: (a) provide the Buyer and the Buyer’s Representatives with reasonable access to the Seller’s Representatives, personnel, premises, properties and assets and to all existing books, records, Contracts, Governmental Authorizations, Tax Returns, work papers and other documents and information relating to the Business or the Purchased Assets; (b) provide the Buyer and the Buyer’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and with such additional financial, operating and other data and information regarding the Seller as the Buyer may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with the Buyer’s investigation of the Seller and its business, properties, assets and financial condition.

ARTICLE VI
CONDITION PRECEDENT

Section 6.01 Conditions To Each Party’s Obligation. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Closing Documents. The Buyer Shares and all other Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

Section 6.02 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller and the Owner set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(b) Performance of Obligations of Seller. The Seller shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c) Assigned Contracts. The Buyer shall have confirmed the Assigned Contracts or received satisfactory alternative evidence that the Assigned Contracts are in full force and effect without default.

(d) No Material Adverse Change. There shall have been no Material Adverse Effect.

(e) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained.

(f) Financial Statements. If required by Applicable Law as determined by Buyer, the Seller shall have delivered PCAOB compliant financial statements for their two most recent full fiscal years.

(g) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the documents listed in Section 2.02(a) above.

Section 6.03 Conditions of Obligations of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Other Documents. The Seller shall have received the Buyer Shares (other than the Escrowed Shares) and such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel, including the documents listed in Section 2.02(b) above.

ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, except that (a) those representations and warranties in Sections 3.03, 3.05 and the first sentence of 3.07 (collectively, the “Fundamental Ownership Representations”) will survive the Closing for a period of twenty-four (24) months, and (b) the representations and warranties in the applicable party under Sections 3.01, 3.02, 3.04, 4.01, 4.02, 4.03, and 4.04 (collectively with the Fundamental Ownership Representations, the “Fundamental Representations”), the shall survive the Closing until ninety (90) days after expiration of the applicable statute of limitations for claims related to such matters. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party (each as defined below) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, Seller and the Owner shall, jointly and severally, indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer (or any of its Affiliates) based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller (or any of its Affiliates) based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 7.04 Certain Limitations. The Party making a claim under this ARTICLE VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $17,500 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Subject to the other limitations herein and excluding Buyer’s obligation to pay the Purchase Price, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, other than the Fundamental Representations, shall not exceed $1,050,000.

(c) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (but excluding third party claims that include such Losses), or diminution of value or any damages based on any type of multiple.

Section 7.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of such claim. Notwithstanding the foregoing, an Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication as set forth in subparagraph (b) below. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 10.0%. Such interest shall be calculated daily on the basis of a 365/366-day year and the actual number of days elapsed.

(b) Losses payable to a Buyer Indemnified Party pursuant to this Article VII shall be satisfied by Seller, at the election of Seller in its sole and absolute discretion: (i) by forfeiting back to the Buyer that number of Shares, rounded down to the nearest whole unit, equal to the amount of Losses divided by the lesser of (i) the Closing Per Share Purchase Price or (ii) the VWAP of Buyer’s common stock on the Nasdaq Capital Market for the 10 trading days ending on the trading date immediately prior to the date such Losses have been finally determined as set forth above (the “Indemnity Per Share Price”) , and such forfeited Shares shall no longer be issued or outstanding or owned by Seller or considered part of the Purchase Price, or (ii) in accordance with the provisions of (and subject to the limitations set forth in) this Article VII via the wire transfer of immediately available funds. Any Losses payable to a Seller Indemnified Party pursuant to this Article VII shall be satisfied from Buyer in accordance with the provisions of this Article VII via the wire transfer of immediately available funds.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief (including without limitation Seller’s right to seek specific performance of Buyer’s obligation to pay the Purchase Price) to which such Person shall be entitled or to seek any remedy on account of any intentional fraud by any party hereto.

ARTICLE VIII
Miscellaneous

Section 8.01 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) by written notice from the Buyer to the Seller, if there has been a breach of any representation, warranty, covenant or agreement by the Seller, or any such representation or warranty shall become untrue after the date hereof, or the occurrence of a materially adverse event capable of rendering the current transaction ineffective, such that the conditions in Section 6.1 and Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Buyer to the Seller and (ii) the Expiration Date;

(c) by written notice from the Seller to the Buyer, if there has been a breach of any representation, warranty, covenant or agreement by the Buyer, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Section 6.1 and Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Seller to the Buyer and (ii) the Expiration Date;

(d) by written notice by the Seller to the Buyer or the Buyer to the Seller, as the case may be, in the event the Closing has not occurred on or prior to June 30, 2025 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party to this Agreement seeking such termination.

Section 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors or shareholders, except for obligations under Section 5.03 (Public Announcements), Section 9.01 (Expenses), Section 9.02 (Notices), Section 9.04 (Severability), Section 9.07 (Amendment and Modification; Waiver), Section 9.08 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), and this Section 8.02, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any intentional breach hereof.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 5.05 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Parker White 1530 P B Ln, W5205 Wichita Falls, TX 76302 Email: [●]

With a copy to (which shall not constitute Notice):

If to Buyer:	DeFi Development Corp. 6401 Congress Ave, Ste 250, Boca Raton, FL, 33487 Attention: Joseph Onorati, CEO Email: [●]

With a copy to (which shall not constitute Notice):	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attention: Ross Carmel, Esq. Email: rcarmel@srfc.law

Section 9.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether the State of New York or any other jurisdiction). Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (EXCLUDING THE EMPLOYMENT AGREEMENT, WHICH SHALL BE GOVERNED BY ITS TERMS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS (EXCLUDING THE EMPLOYMENT AGREEMENT, WHICH SHALL BE GOVERNED BY ITS TERMS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

SOLSYNC SOLUTIONS PARTNERSHIP

By:	/s/ Parker White
Name:	Parker White
Title:	Sole Partner

OWNER:

/s/ Parker White
Parker White

BUYER:

DEFI DEVELOPMENT CORP.

By:	/s/ Joseph Onorati
Name:	Joseph Onorati
Title:	Chief Executive Officer

[signature page to asset purchase agreement]